Exhibit 10.1

                              EMPLOYMENT AGREEMENT
                              --------------------


                  EMPLOYMENT AGREEMENT (this "Agreement"), dated as of July 20, 2005 by and between COACTIVE MARKETING GROUP, INC., a Delaware corporation with its principal place of business at 75 Ninth Avenue, New York, New York 10011 ("Employer"), and DONALD A. BERNARD, an individual residing at 85 Tintern Lane, Scarsdale, New York 10583 ("Employee").

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, Employer and Employee are parties to that certain Employment Agreement, dated September 29, 1995, as amended by a First Amendment to Employment Agreement dated as of May 2, 1997, a Second Amendment to Employment Agreement dated as of November 14, 2001, and a Third Amendment to Employment Agreement dated as of June 17, 2003, pursuant to which Employee serves as Executive Vice President and Chief Financial Officer of Employer (as amended, the "Existing Agreement");

         WHEREAS, Employee's current term of employment under the Existing Agreement ends on March 31, 2006; and

         WHEREAS, Employer desires to continue to employ Employee, and Employee desires to continue in the employ of Employer, commencing April 1, 2006, on the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

         1. Term of Employment; Termination of Existing Agreement. Until April 1, 2006, Employee's employment with Employer shall continue to be subject to the terms and provisions of the Existing Agreement, which shall remain in full force and effect until such date. Effective April 1, 2006, provided that Employee's employment with Employer has not been previously terminated pursuant to the Existing Agreement (i) Employer shall employ Employee, and Employee shall accept such employment, on the terms and conditions set forth in this Agreement, and (ii) the Existing Agreement shall terminate and be of no further force or effect. The term of Employee's employment under this Agreement shall be for a three-year term ending on March 31, 2009 and shall not be subject to renewal or extension.

         2. Position, Employment Duties and Responsibilities. Employee shall be employed as a Vice President with such duties and responsibilities as shall be assigned to him from time to time by the Board of Directors. Effective April 1, 2006, Employee shall resign from his positions (x) as a director and the Chief Financial Officer and Executive Vice President of Employer, and (y) as a manager and officer of each of Employer's subsidiaries. Throughout the term of Employee's employment under this Agreement, Employee shall not be required to devote more than 10 working days in any calendar month to the performance of his duties hereunder.
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         3.       Working Facilities. Employee will work out of Employer's
office located in New York, New York or at such other location as shall be mutually agreed to by Employer and Employee.

         4.       Compensation and Benefits.

                  4.1 Salary. For all of the services rendered by Employee to Employer, Employer shall pay to Employee an annual salary of one hundred thousand dollars ($100,000), payable in reasonable periodic installments in accordance with Employer's regular payroll practices in effect from time to time.

                  4.2 No Bonus. Employee shall not be eligible to participate in or receive awards or bonuses under Employer's currently existing or hereafter adopted bonus or compensation plans, including without limitation, Employer's 2002 Management Bonus Plan and Employer's 2002 Long-Term Incentive Plan.

                  4.3 Employee Benefits. Employee shall be entitled to participate in and be provided with health insurance, life insurance and other benefit plans and programs readily offered to and or made available to Employer's employees; provided that to the extent he has not already done so, no later than April 1, 2006, Employee will elect Medicare Part B coverage so as to reduce Employer's costs in providing medical benefits to Employee.

                  4.4 Car Allowance. Employee shall be entitled to receive a car allowance in the amount of five hundred dollars ($500.00) per month.

                  4.5 Travel, Entertainment and Other Business Expenses. During the period of employment pursuant to this Agreement, Employee will be reimbursed for reasonable expenses incurred for the benefit of Employer in accordance with the general policy of Employer. Those reimbursable expenses shall include properly documented, authorized or otherwise reasonably required, travel, entertainment and other business expenses incurred by Employee, other than those expenses related to or in connection with routine commutation to and from Employee's home.

                  4.6 Deductions. All references herein to compensation to be paid to Employee are to the gross amounts thereof which are due hereunder. Employer shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld under any provision of the law (including, without limitation, social security taxes, income tax withholding and any other deduction required by law) now in effect or which may become effective at any time during the term of this Agreement.

         5.       Nondisclosure and Non-Compete.

                  5.1 Definitions. The following words and expressions used in this Agreement shall have the respective meanings hereby assigned to them as follows:

                           (a)      "Affiliate" shall mean any partnership,
firm, corporation, association, trust, unincorporated organization or other entity, that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Employer.

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                           (b)      "Business Associate(s)" shall mean and refer
to any and all individuals, partnerships, corporations, associations or other business enterprises in any form which have had in the past, have currently, shall have or be attempting to develop during the Restriction Period a business relationship with Employer or any of its Affiliates as a customer or supplier.

                           (c)      "Customer(s)" shall mean and refer to any
and all of the past or current customers of Employer or any of its Affiliates and shall also include those prospective customers who are actively being marketed by Employer or any of its Affiliates during the term of this Agreement.

                           (d)      "Competitor" shall mean and refer to any
individual, partnership, corporation, association or other business enterprise in any form, other than Employer and its Affiliates, which at any time during the Restriction Period, either directly or indirectly, (i) engages in the business of promotion marketing and sells to Customers in the Restriction Area or (ii) engages in any other business directly competitive with Employer or any of its Affiliates and sells to Customers in the Restriction Area.

                           (e)      "Confidential Information" shall mean and
refer to all information of Employer and its Affiliates which is not generally known or available to the public or a Competitor (whether or not in written or tangible form), the knowledge of which could benefit a Competitor, including without limitation, all of the following types of information:

                           (i) identities of, and information pertaining to, Customers, Personnel and Business Associates;

                           (ii)     research, projections, financial
                                    information, cost and pricing information, invoices and internal accounting statistics;

                           (iii) product or service development plans and marketing strategies;

                           (iv)     purchasing methods; and

                           (v) trade secrets, or other knowledge or processes of or developed by Employer or any of its Affiliates.

                           (f)      "Confidential Materials" shall mean and
refer to any and all documents, materials, programs, recordings or any other tangible media (including, without limitation, copies or reproductions of any of the foregoing) in which Confidential Information may be contained.

                           (g)      "Personnel" shall mean and refer to any and
all employees, contractors, agents, brokers, consultants or other individuals rendering services to Employer or any of its Affiliates for compensation in any form, whether employed by or independent of Employer or any of its Affiliates.

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

                           (h)      "Restriction Area" shall mean and refer to
the United States.

                           (i)      "Restriction Period" shall mean and refer to
the period of time, commencing on Employee's date of employment and expiring twenty four (24) months after, for any reason whatsoever, (i) the employment relationship between Employee and Employer or any of its Affiliates terminates or (ii) Employee ceases to perform services for Employer or any of its Affiliates, whichever occurs later.

                  5.2      Covenant Not to Compete.

                           (a)      During the Restriction Period, Employee
shall not directly or indirectly, own, manage, invest or acquire any economic stake or interest in, or otherwise engage or participate in any manner whatsoever in any Competitor (whether as a proprietor, partner, shareholder, investor, manager, director, officer, employee, venturer, representative, agent, broker, independent contractor, consultant, or other participant). Employee, however, shall not be prohibited from owning a passive investment of less than two percent (2%) of the outstanding shares of capital stock or bonds of a corporation, which stock or bonds are listed on a national securities exchange or are publicly traded in the over-the-counter market.

                           (b)      The parties recognize the possibility that
there might be some limited ways, which the parties do not now contemplate, through which Employee might be able to participate in a Competitor, and which pose no risk of harm to the interests of Employer or its Affiliates. If, prior to beginning any such relationship with a Competitor, Employee makes a full disclosure to Employer of the nature of Employee's proposed participation, Employer agrees to evaluate whether it or its Affiliates will suffer any risk of harm to it or their respective interests, and will notify Employee if it has any objection to Employee's proposed participation; provided, however, that Employer's failure to notify Employee shall not be deemed to be an approval of Employee's proposed participation. Employer's determination in this regard shall be final and not subject to review. If Employee fails to make the prior disclosure required by this Section 5.2(b), it shall be conclusively presumed and Employee shall be deemed to have admitted that his participation in a Competitor during the Restriction Period will cause harm to the interests of Employer or its Affiliates.

                  5.3      Covenant Not to Interfere.

                           (a)      During the Restriction Period, Employee
shall not, directly or indirectly, solicit, induce or influence, or attempt to induce or influence, any Customer to terminate a relationship which has been formed or is being formed with Employer or any of its Affiliates, or to reduce the extent of, discourage the development of, or otherwise harm its relationship with Employer or any of its Affiliates, including, without limitation, to commence or increase its relationship with any Competitor.

                           (b)      During the Restriction Period, Employee
shall not, directly or indirectly, recruit, solicit, induce or influence, any Personnel of Employer or any of its Affiliates to discontinue, reduce the extent of, discourage the development of, or otherwise harm their relationship or commitment to Employer or its Affiliates, including, without limitation, by employing, seeking to employ or inducing or influencing a Competitor to employ

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or seek to employ any Personnel of Employer or any of its Affiliates, or
inducing an employee of Employer or any of its Affiliates to leave employment by Employer or its Affiliate, as the case may be.

                           (c)      During the Restriction Period, Employee
shall not, directly or indirectly, solicit, induce or influence, or attempt to induce or influence, any Business Associate to discontinue, reduce the extent of, discourage the development of, or otherwise harm its relationship with Employer or any of its Affiliates, including, without limitation, by inducing a Business Associate to commence, increase the extent of, develop or otherwise enhance its relationship with any Competitor, or to refuse to do business with Employer or any of its Affiliates.

                  5.4      Confidential Information.

                           (a)      Duty to Maintain Confidentiality. Employee
shall maintain in strict confidence and duly safeguard to the best of his ability any and all Confidential Information. Employee covenants that Employee will become familiar with and abide by all policies and rules issued by Employer now or in the future dealing with Confidential Information.

                           (b)      Covenant Not to Disclose, Use or Exploit.
Employee shall not, directly or indirectly, disclose to anyone or use or otherwise exploit for the benefit of anyone, other than Employer and its Affiliates, any Confidential Information.

                           (c)      Confidential Materials. All Confidential
Materials are and shall remain the exclusive property of Employer. No Confidential Materials may be copied or otherwise reproduced, removed from the premises of Employer, or entrusted to any person or entity (other than the Personnel entitled to such materials by authorization of Employer) without prior written permission from Employer.

                  5.5 Employer's Property. Any and all writings, improvements, processes, procedures and/or techniques which Employee may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time during the term of this Agreement, whether during working hours or at any other time and whether at request or upon the suggestion of Employer or any Affiliate thereof, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Employer or any Affiliate thereof, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Employer. Employee shall make full disclosure to Employer of all such writings, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Employer. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, improvements, processes, procedures and techniques.

         6.       Termination.

                  6.1 Discharge for Cause. Employer may discharge Employee at any time for cause, consisting of (i) Employee's criminal conduct constituting a felony offense, (ii) alcohol or drug abuse which impairs Employee's performance of his duties hereunder, (iii) incompetence, (iv)

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Employee's willful misconduct in the discharge of his duties and responsibilities to Employer or (v) Employee's willful violation of any express direction or any reasonable rule or regulation established by Employer's Board of Directors from time to time regarding the conduct of its business. In the event that Employer wishes to discharge Employee for incompetence, insubordination, willful misconduct, any willful violation of any express direction or any reasonable rule or regulation established by Employer's Board of Directors from time to time regarding the conduct of its business, or any violation of Employee of the terms and conditions of this Agreement, Employer shall notify Employee, orally or in writing, of Employer's intention to discharge Employee and of the time (which shall be at least 48 hours after such notice) and place when Employee may have a hearing before Employer's Board of Directors. Following such hearing, the Board of Directors shall advise Employee of its determination and, if Employee is to be terminated, of the date of Employee's termination. In the event of any termination pursuant to this Section 6.1, Employer shall have no further obligations or liabilities hereunder after the date of such discharge.

                  6.2 Death or Disability. This Agreement shall terminate upon Employee's death, and Employer may terminate Employee's employment upon Employee's Disability (as defined below). If Employee shall die during the term of this Agreement or his employment shall terminate as a result of his Disability, Employee or his estate, legatees or distributes, as applicable, shall be entitled to receive his base salary following such termination of employment for a period of up to the lesser of 12 months and the remaining term of this Agreement.

                  6.3 For purposes of this Agreement, "Disability" shall mean failure by reason of sickness, accident or physical or mental disability to perform in all material respects the duties and responsibilities of employment with Employer for a period of six (6) months in any period of twelve (12) consecutive months; provided, however, that if Employee shall dispute the fact that he is subject to Disability, the dispute shall be promptly referred to final and binding arbitration in accordance with the then-current rules of the American Arbitration Association by a physician jointly agreed upon by Employer and Employee. The expense of the physician shall be borne jointly by Employer and Employee.

         7.       Consequences Upon Termination.

                  7.1 Payment of Compensation Owed. Upon the termination of Employee's employment and this Agreement for any reason whatsoever, Employer shall promptly pay to Employee all compensation owed to Employee up until the date of termination, provided, however, that in the event Employer terminates Employee without cause (as set forth in Section 6.1), and not as a result of Employee's Disability, Employer shall continue to be obligated to pay Employee his salary and benefits under Sections 4.1, 4.3 and 4.4 for the remainder of the term of this Agreement.

                  7.2 Return of Property. Upon the termination of Employee's employment and this Agreement for any reason whatsoever, Employee shall promptly return to Employer all Confidential Materials in his possession or within Employee's control, all keys, credit cards, business card files and other property belonging to Employer.

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                  7.3      Performance of Services. After the termination of
Employee's employment and for the remaining duration of the Restriction Period, Employee shall notify Employer of the name and address of all persons for whom Employee performs services for compensation and the nature of such services, whether performed by Employee as a proprietor, partner, shareholder, investor, manager, director, officer, employee, venturer, representative, agent, broker, independent contractor, consultant or otherwise.

         8.       Remedies.

                  8.1 Equitable Relief. The parties acknowledge that the provisions and restrictions of this Agreement, including without limitation the restrictions contained in Article 5 hereof, are reasonable and necessary for the protection of the legitimate interests of Employer and Employee. The parties further acknowledge that the provisions and restrictions of this Agreement are unique, and that any breach or threatened breach of any of these provisions or restrictions by Employee will provide Employer with no adequate remedy at law, and the result will be irreparable harm to Employer. Therefore, the parties agree that upon a breach or threatened breach of the provisions or restrictions hereof by Employee, Employer shall be entitled, in addition to any other remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, obtain specific performance or a temporary or permanent injunction, without the necessity of establishing the likelihood of irreparable injury or proving damages and without being required to post bond or other security.

                  8.2 Modification of Restrictions; Full Restriction Period. If the Restriction Period, the Restriction Area or the scope of activity restricted in Article 5 should be adjudged unreasonable in any proceeding, then the Restriction Period shall be reduced by such number of months, the Restriction Area shall be reduced by the elimination of such portion thereof or the scope of the restricted activity shall be modified, or any or all of the foregoing, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Employee violates any of the restrictions contained in Article 5, the Restriction Period shall not run in favor of Employee from the time of commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of Employer.

                  8.3      Arbitration. Except for the provisions of Sections
8.1 and 8.2 above, any controversy, dispute, or difference arising out of or relative to this Agreement or the breach thereof shall first be submitted to settlement by arbitration in New York, New York in accordance with the rules which are then in effect of the American Arbitration Association, provided that persons eligible to be selected as arbitrators shall be limited to attorneys-at-law. A demand for arbitration under this provision shall be made in writing to the other party within sixty (60) days of the date the party demanding arbitration knew or should have known of the event giving rise to the claim, but in no event more than two (2) years after the event giving rise to the claim, or the claim shall be forever barred. The parties agree that judgment upon any award rendered may be entered in any court having jurisdiction thereof as an enforceable judgment or decree.

         9. Consideration for Restrictive Covenants. Employee acknowledges that the execution of this Agreement and compliance with it by Employer shall

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constitute fair and adequate consideration for Employee's compliance with the restrictive covenants contained in the respective sections of this Agreement.

         10.      Release.

                  10.1 In exchange for the consideration provided for herein, Employee for himself and for his heirs, executors, administrators and assigns (hereinafter referred to collectively as "Releasors"), forever releases and discharges Employer, and any of its subsidiaries, divisions, affiliates or related business entities, successors and assigns and any of its past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or assigns (whether acting as agents for Employer or in their individual capacities) (hereinafter referred to collectively as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof, that relates to his employment by Employer or entering into this Agreement, including but not limited to: (i) any claim of discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); and (ii) any claim arising under the Federal Age Discrimination in Employment Act of 1997, as amended, and the applicable rules and regulations thereunder.

                  10.2 Employee acknowledges that: (i) he has carefully read this Agreement in its entirety; (ii) he has had an opportunity to consider fully the terms of this Agreement; (iii) he fully understands the significance of all the terms and conditions of this Agreement; (iv) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (v) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; (vi) he has been given 21 days from the date he received a copy of this Agreement to execute it; and (vii) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

                  10.3 Employee has the right to revoke his consent to this Agreement for seven days following his execution of this Agreement by sending written notice to Employer addressed to Zev M. Bomrind, Esq., Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036. In order for Employee's revocation to be effective, it must be mailed to the above addressee within the seven-day period. This Agreement shall become effective on the eighth day following the execution of this Agreement, provided that Employee has not timely revoked his consent to this Agreement.

         11.      Miscellaneous.

                  11.1 Governing Law. This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the parties hereto, shall be governed and construed by the laws of the State of New York applicable to contracts to be performed wholly within New York, without regard to principles of conflicts of laws and without the aid of any canon, custom or rule of law requiring construction against the drafter.

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                  11.2     Waiver. A waiver by any party of any condition or the
breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall not be deemed or construed as a further or continuing waiver of any such condition or the breach of any other term, covenant, representation, or warranty set forth in this Agreement.

                  11.3 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and contemporaneous understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

                  11.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses set forth in the first paragraph of this Agreement (and in the case of Employer, Attn: John Benfield), or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.4.

                  11.5 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  11.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  11.7 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  11.8 Amendment or Termination. No agreement shall be effective to change, modify, waive, release, amend, terminate, discharge or effect an abandonment of this Agreement, in whole or in part, unless such agreement is in writing, refers expressly to this Agreement and is signed by the party against whom enforcement of the change, modification, waiver, release, amendment, termination, discharge or effectuation of the abandonment is sought.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the date first written above.

                                          COACTIVE MARKETING GROUP, INC.


                                          By:
                                              ----------------------------------
                                          Name:  John Benfield
                                          Title: President



                                          -----------------------------------
                                          Donald A. Bernard

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